Exhibit 10.26
Execution Version
EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT
     AGREEMENT, dated as of the 7th day of March 2007, by and between Life of the South Corporation, a Georgia corporation (the “Company”), and Robert S. Fullington, a resident of Gainesville, Florida (the “Executive”).
     WHEREAS, the Company has entered into an Agreement and Plan of Merger dated March __, 2007 (the “Merger Agreement”) between the Company, Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Investors VI, L.P., LOS Acquisition Co. and the shareholders party thereto, pursuant to which Acquirer will merge with and into the Company;
     WHEREAS, the Company desires to engage the services of the Executive and the Executive desires to be employed by the Company;
     WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be substantially available to the Company, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth; and
     WHEREAS, the Company desires to be assured that the confidential information and good will of the Company will be preserved for the exclusive benefit of the Company;
     NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
     Section 1. Employment and Position. Subject to Section 2, the Company hereby employs the Executive as its President and Chief Executive Officer of LOTSolutions, and the Executive hereby accepts such employment under and subject to the terms and conditions hereinafter set forth.
     Section 2. Term. The term of employment under this Agreement shall begin on the Closing Date (as defined in the Merger Agreement) (the “Effective Date”) and, unless sooner terminated as provided in Section 6, shall be for a rolling, three-year term (the “Term”) so that the initial term shall be three years and, on each anniversary of the Effective Date, the Agreement shall be renewed automatically for an additional year unless either party shall provide written notice to the other party not less than ninety (90) days prior to the anniversary of the Effective Date that it or he does not wish to so extend the Agreement. Upon delivery of such notice, the “Term” of this Agreement shall be the three years following the anniversary of this Agreement that next follows such notice and this Agreement shall terminate upon the expiration of such Term. Notwithstanding anything herein to the contrary, this Agreement will automatically be terminated upon termination of the Merger Agreement.
     Section 3. Duties. The Executive shall perform services in a managerial capacity in a manner consistent with the Executive’s position as President and Chief Executive Officer of

LOTSolutions, subject to the general supervision of the Board of Directors of the Company (the “Board”). The Executive hereby agrees to devote his full business time and best efforts to the faithful performance of such duties and to the promotion and forwarding of the business and affairs of the Company for the Term.
     Section 4. Compensation. (a) Salary. In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary (the “Base Salary”) at the rate of $240,000 per calendar year. The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried executives and shall be subject to all necessary withholding taxes, FICA contributions and similar deductions. The Base Salary will be reviewed annually by the Compensation Committee of the Board and increases shall be made if deemed warranted by the Compensation Committee, in its sole discretion.
     (b) Annual Bonus. During the Term, the Company from time to time shall pay the Executive an annual bonus (the “Annual Bonus’). The Annual Bonus shall be calculated as described in Schedule A hereto. Any compensation paid to the Executive as the Annual Bonus shall be in addition to the Base Salary, but shall be in lieu of participation in any other incentive, profit sharing or bonus compensation program which the Company currently maintains; provided that, to the extent determined by the Board from time to time, the Executive will be eligible to participate in profit sharing, incentive compensation or bonus compensation programs adopted in the future. All Bonus and benefit plans are subject to annual review and change by the Board relative to key strategic objectives for the year.
     The annual performance bonus to which the Executive is entitled pursuant to this Section, is referred to herein as the “Bonus.” Such Bonus shall be paid within thirty (30) days after receipt of audited financial statements by the Company for the year for which such Bonus is paid, provided that an earlier draw against the Annual Bonus projected to be earned may at the discretion of the Board be paid when earnings for the fiscal year can be reasonably determined in accordance with past practices.
     (c) Deferred Bonus. Commencing for the fiscal year ending December 31, 2007, on or before May 1 of each year during the Term hereof for which the Company’s annual EBITA targets are met for the preceding calendar year, the Company shall provide the Executive a deferred bonus (the “Deferred Bonus”) of $15,000. For every 1% the actual EBITA exceeds the annual EBITA target, the Deferred Bonus shall be increased by $1,000 up to a maximum aggregate Deferred Bonus of $30,000 annually. The Deferred Bonus shall be paid to a Rabbi Trust account in the Executive’s name and shall be paid in accordance with the Company’s Deferred Bonus Plan notwithstanding any termination of the Executive’s employment or other such event and, for the avoidance of doubt, shall be fully vested and not subject to forfeiture.
     (d) Stock Options. In addition to any benefits the Executive may receive, the Company may, from time to time, grant the Executive stock options (the “Executive Options”) exercisable for shares of capital stock of the Company and, subject to the terms of this Agreement, such Executive Options shall have such terms and provisions as may be determined appropriate by the Board and consistent with historical option grants to similarly-situated executives of the Company under the Company’s stock option plans. At the Effective Time, the Executive shall receive Executive Options to purchase shares representing 1.325% of the fully diluted equity of the Company.
     Section 5. Benefits. In addition to the compensation detailed in Section 4 of this Agreement, the Executive shall be entitled to the following additional benefits:
     Section 5.01. Paid Vacation. The Executive shall be entitled to four (4) weeks paid vacation per calendar year, such vacation to extend for such periods and shall be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties hereunder.
     Section 5.02. Insurance Coverage. During the Term, the Executive and/or the Executive’s dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company to similarly-situated executives of the Company (including, without limitation, medical, dental and group life insurance plans and programs and the executive medical reimbursement plan) to the extent applicable generally to other executives of the Company.
     Section 5.03. Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive directly in connection with the business affairs of the Company and the performance of his duties hereunder, upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Company from time to time. The Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Board may establish from time to time. Except to the extent specifically provided however, the Executive shall not use Company funds for non-business, non-Company related matters or for personal matters.
     Section 5.04. Perquisites. During the Term, the Executive shall be entitled to an automobile allowance of up to $1,100 per month.
     Section 5.05. Other Benefit Plans. During the Term, the Executive shall be entitled to participate in other incentive, savings, retirement, 401k, deferred compensation and pension plans, practices, policies and programs as determined by the Board from time to time.
     Section 6. Termination. This Agreement shall be terminated at the end of the Term or earlier as follows:
     Section 6.01. Death. This Agreement shall automatically terminate upon the death of the Executive and all rights of the Executive and his heirs, executors and administrators to compensation and other benefits shall cease, except that the compensation provided in Section 4 shall continue through the end of the month in which the Executive’s death occurs.
     Section 6.02. Permanent Disability. In the event of any physical or mental disability of the Executive rendering the Executive substantially unable to perform his duties in any material respect hereunder for a period of at least 180 days out of any twelve-month period, this Agreement shall terminate automatically. Any determination of disability shall be made by the Board in consultation with a qualified physician or physicians selected by the Board and reasonably acceptable to the Executive. The failure of the Executive to submit to a reasonable examination by such physician or physicians shall act as an estoppel to any objection by the Executive to the determination of disability by the Board.
     Section 6.03. By the Company For Cause. The employment of the Executive may be terminated by the Company for Cause (as defined below) at any time effective upon written notice to the Executive. For purposes hereof, the term “Cause” shall mean that the Board has by resolution at a duly called meeting of the Board determined that any one or more of the following has occurred:
     (a) The Executive shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude or misrepresentation;
     (b) The Executive shall have failed or refused to carry out the reasonable and lawful instructions of the Board (other than as a result of illness or disability) concerning duties or actions consistent with the Executive’s position as President and Chief Executive Officers of LOTSolutions and such failure or refusal shall have continued for a period of ten (10) days following written notice from the Board;
     (c) the Executive shall have breached any provision of Section 8 or 9 hereof; or
     (d) the Executive shall have committed any fraud, embezzlement, misappropriation of funds, misrepresentation, breach of fiduciary duty or other material act of dishonesty against the Company.
     (e) the Executive shall have engaged in any gross or willful misconduct resulting in a substantial loss to the Company or substantial damage to its reputation.
     Notwithstanding the foregoing, the occurrence of the event specified in (c) above shall not constitute Cause unless the Company gives Executive written notice that such event constitutes Cause and the Executive thereafter fails to cure such event within thirty (30) days after receipt of such notice.
     Section 6.04. By the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause effective upon written notice to the Executive.
     Section 6.05. By the Executive Voluntarily. The Executive may terminate this Agreement at any time effective upon at least 30 days prior written notice to the Company.
     Section 6.06. By the Executive for Good Reason. The Executive may terminate this Agreement effective upon written notice to the Company for Good Reason. Such notice must provide a detailed explanation of the Good Reason. Any such termination shall be treated for purposes of this Agreement as a termination by the Company without Cause. For this purpose, the term “Good Reason” shall mean: (i) the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive’s position, authority or responsibilities as contemplated by Section 1 of this Agreement or any duties which are illegal or unethical; (ii) any material failure to pay the compensation or benefits described in Sections 4 or 5 of this Agreement; or (iii) the relocation by the Company of the Executive’s primary place of employment with the Company to a location not within a 50 mile radius of Jacksonville, Florida. Notwithstanding the foregoing, in the event the Executive provides notice of Good Reason contained in subclause (i) of the immediately preceding sentence, the Company shall have the opportunity to cure such Good Reason within 30 days of receiving such notice.
     Section 7. Termination Payments and Benefits.
     Section 7.01. Voluntary Termination, Termination For Cause. Upon any termination of this Agreement either (i) voluntarily by the Executive or (ii) by the Company for Cause as provided in Section 6.03, all payments, salary and other benefits hereunder shall cease at the effective date of termination. Notwithstanding the foregoing, the Executive shall be entitled to receive from the Company (a) all Base Salary earned or accrued through the date the Executive’s employment is terminated, (b) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive through the date the Executive’s employment is terminated and (c) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company, including any earned and accrued, but unused vacation pay (collectively, “Accrued Benefits”), except that, for purposes of this Agreement, Accrued Benefits shall not include any entitlement to Annual Bonus for the year in which the Executive’s employment is terminated or any severance under any Company severance policy generally applicable to the Company’s salaried employees (but such termination shall not affect Executive’s entitlement to his Annual Bonus and Deferred Bonus for calendar years ending prior to his date of termination of employment).
     Section 7.02. Termination without Cause or for Good Reason. In the event that this Agreement is terminated by the Company without Cause, or by the Executive for Good Reason, the Executive shall be entitled to receive, as his exclusive right and remedy in respect of such termination, (i) his Accrued Benefits, (ii) as long as the Executive does not violate the provisions of Section 8 and Section 9 hereof, severance pay equal to the Executive’s then current monthly Base Salary, payable in accordance with the Company’s regular pay schedule, for eighteen (18) months from the date of termination of employment, and (iii) the Executive shall continue to be covered, upon the same terms and conditions as described hereinabove, by the same or equivalent medical, dental, and life insurance coverages as in effect for the Executive immediately prior to the termination of his employment, until the earlier of (A) the expiration of the period for which he receives severance pay pursuant to clause (ii) above or (B) the date the Executive has commenced new employment and has thereby become eligible for comparable benefits, subject to the Executive’s rights under COBRA.
     Section 7.03. Termination due to Death or Permanent Disability. In the event that this Agreement is terminated due to the death or Permanent Disability of the Executive, the Executive shall receive Accrued Benefits.
     Section 7.04. Accrued Benefits. Notwithstanding anything else herein to the contrary, all Accrued Benefits to which the Executive (or his estate or beneficiary) is entitled shall be payable in cash promptly upon termination of his Employment Period, except as otherwise specifically provided herein, or under the terms of any applicable policy, plan or program.
     Section 7.05. No Other Benefits. Except as specifically provided in this Section 7, the Executive shall not be entitled to any compensation, severance or other benefits from the Company or any of its subsidiaries or affiliates upon the termination of this Agreement for any reason whatsoever. Payment by the Company of all Accrued Benefits and other amounts and contributions to the cost of the Executive’s participation in the Company’s group health and dental plans that may be due to the Executive under the applicable termination provision of Section 6 shall constitute the entire obligation of the Company to the Executive. Acceptance by the Executive of performance by the Company shall constitute full settlement of any claims that the Executive might otherwise assert against the Company, its affiliates or any of their respective shareholders, partners, directors, officers, employees or agents relating to such termination.
     Section 7.06 Survival of Certain Provisions. Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including, without limitation, the obligations of the Executive under Section 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 7 hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Section 8 and Section 9 hereof and execution of a waiver substantially in the form attached hereto releasing claims against the Company. The Executive recognizes that, except as expressly provided in Section 7, no compensation is earned after termination of employment.
     Section 7.07 Public Statement of Termination. In the event the Executive’s employment terminates for any reason, the Company and the Executive shall agree upon a public statement pertaining to the Executive’s termination of employment, and the terms of said statement shall not be subject to subsequent modification by either party unless required by law; provided, however, that in the event the Company and the Executive are unable in good faith to agree on such a statement, the Company may make public statements as are necessary to comply with the law.
     Section 7.08 Limitation on Benefits on Termination. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be treated as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986 as amended (the “Code”)), then the Company and the Executive shall modify such Payments so that such Payments shall not cause the Company to make an “excess parachute payment.” The Company and the Executive agree to work together in good faith, and consistent with applicable law, to modify such Payments in a way so as to have the least impact on the Executive and his Payments.
          (b) All determinations required to be made under this Section 7.08 and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm reasonably acceptable to the Executive as may be designated by the Company. The Executive shall be entitled, to the extent permitted by law and not adverse to the Company, to elect which Payments shall be reduced so that, using the assumptions of the accounting firm referred to herein, no Payment shall be treated as an “excess parachute payment.” If the Executive fails to identify which Payments shall be reduced as provided herein within 10 days of the Company’s written request therefor, then the Company shall be entitled to determine which Payments shall be reduced such that no Payment shall be treated as an “excess parachute payment.”
          (c) This Section 7.08 shall be interpreted so as to avoid the imposition of excise taxes on the Executive under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G(a) of the Code with respect to amount payable, or to be provided, under this Agreement. Notwithstanding the foregoing, in no event will any of the provisions of this Section 7.08 create, without the consent of the Executive, an obligation on the part of the Executive to refund any amount to the Company following payment of such amount.
     Section 8. Proprietary Information; Inventions in the Field.
     Section 8.01. Proprietary Information. In the course of service to the Company, the Executive will have access to confidential specifications, know-how, strategic or technical data, marketing research data, product research and development data, manufacturing techniques, confidential customer lists, sources of supply and trade secrets, all of which are confidential and may be proprietary and are owned or used by the Company, or any of its subsidiaries or affiliates. Such information shall hereinafter be called “Proprietary Information” and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or any of its subsidiaries or affiliates as to which the Executive may have access, whether conceived or developed by others or by the Executive alone or with others during the period of service to the Company, whether or not conceived or developed during regular working hours. Proprietary Information shall not include any records, data or information which are in the public domain during or after the period of service by the Executive provided the same are not in the public domain as a consequence of disclosure directly or indirectly by the Executive in violation of this Agreement.
     Section 8.02. Fiduciary Obligations. The Executive agrees that Proprietary Information is of critical importance to the Company and a violation of this Section 8.02 and Section 8.03 would seriously and irreparably impair and damage the Company’s business. The Executive agrees that he shall keep all Proprietary Information in a fiduciary capacity for the sole benefit of the Company.
     Section 8.03. Non-Use and Non-Disclosure. The Executive shall not during the Term or at any time thereafter (a) disclose, directly or indirectly, any Proprietary Information to any person other than the Company or Executives thereof at the time of such disclosure who, in the reasonable judgment of the Executive, need to know such Proprietary Information or such other persons to whom the Executive has been specifically instructed to make disclosure by the Board and in all such cases only to the extent required in the course of the Executive’s service to the Company or (b) use any Proprietary Information, directly or indirectly, for his own benefit or for the benefit of any other person or entity. At the termination of his employment, the Executive shall deliver to the Company all notes, letters, documents and records which may contain

Proprietary Information which are then in his possession or control and shall destroy any and all copies and summaries thereof.
     Section 8.04. Assignment of Inventions. The Executive agrees to assign and transfer to the Company or its designee, without any separate remuneration or compensation, his entire right, title and interest in and to all Inventions in the Field (as defined below), together with all United States and foreign rights with respect thereto, and at the Company’s expense to execute and deliver all appropriate patent and copyright applications for securing United States and foreign patents and copyrights on Inventions in the Field and to perform all lawful acts, including giving testimony, and to execute and deliver all such instruments that may be necessary or proper to vest all such Inventions in the Field and patents and copyrights with respect thereto in the Company, and to assist the Company in the prosecution or defense of any interference which may be declared involving any of said patent applications, patents, copyright applications or copyrights. For the purposes of this Agreement, the words “Inventions in the Field” shall include any discovery, process, design, development, improvement, application, technique, or invention, whether patentable or copyrightable or not and whether reduced to practice or not, conceived or made by the Executive, individually or jointly with others (whether on or off the Company’s premises or during or after normal working hours) while in the employ of the Company, and which was or is directly or indirectly related to the Business of the Company or any of its subsidiaries, or which resulted or results from any work performed by any Executive or agent thereof during the Term.
     Section 8.05 Return of Documents. All notes, letters, documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its affiliates and any copies, in whole or in part, thereof (collectively, the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.
     Section 9. Restrictions on Activities of the Executive
     Section 9.01. Acknowledgments. The Executive and Company agree that he is being employed hereunder in a key capacity with the Company and that the Company is engaged in a highly competitive business and that the success of the Company’s business in the marketplace depends upon its goodwill and reputation for quality and dependability. The Executive and Company further agree that reasonable limits may be placed on his ability to compete against the Company as provided herein to the extent that they protect and preserve the legitimate business interests and good will of the Company.
     Section 9.02. General Restrictions.
          (a) During the Term and for the Non-Competition Period (as defined below), and during any time the Executive is receiving severance payments under this Agreement, the Executive will not (anywhere in the world where the Company or any of its subsidiaries then conducts business) engage or participate in, directly or indirectly, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or provide advisory or other services to, or own any stock or any other ownership interest in, or make any financial investment in, any business which is Competitive with the Company (as defined below); provided that the ownership of not more than 2% of the outstanding securities of any class listed on an exchange or regularly traded in the over-the-counter market shall not constitute a violation of this Section 9.02. For purposes of this Agreement, a business shall be considered “Competitive with the Company” only if it offers products or provides marketing, administration or related services for payment protection or insurance or engages in any other business the Company and/or its subsidiaries are engaged in or have taken steps to be engaged in prior to Executive’s termination of employment.
          (b) For purposes of this Agreement, the “Non-Competition Period” shall mean the longer of (i) the Term and (ii) a period of eighteen (18) consecutive months after the Executive’s employment terminates and (iii) the period during which the Company is paying any amounts to the Executive hereunder or otherwise providing benefits to the Executive.
     Section 9.03. Executives, Customers and Suppliers.
          (a) During the Term and the Non-Solicitation Period (as defined below), the Executive will not solicit, or attempt to solicit, any officer, director, consultant or Executive of the Company or any of its subsidiaries or affiliates to leave his or her engagement with the Company or such subsidiary or affiliate nor will he call upon, solicit, divert or attempt to solicit or divert from the Company or any of its affiliates or subsidiaries any of their customers or suppliers, or potential customers or suppliers, of whose names he was aware during the term of his employment with the Company; provided, however, that nothing in this Section 9.03 shall be deemed to prohibit the Executive from calling upon or soliciting a customer or supplier during the Non-Solicitation Period if such action relates solely to a business which is not Competitive with the Company; and provided, further, however, that nothing in this Section 9.03 shall be deemed to prohibit the Executive (i) from soliciting or hiring any Executive of the Company or any of its subsidiaries or affiliates, if such Executive is a member of the Executive’s immediate family; (ii) from placing advertisements in newspapers or other media of general circulation advertising employment opportunities; and (iii) from hiring persons who respond to such advertisements, provided that they were not otherwise solicited by the Executive in violation of this section.
          (b) For purposes of this Agreement, the “Non-Solicitation Period” shall mean the longer of (i) the Term and (ii) a period of eighteen (18) consecutive months after the Executive’s employment terminates and (iii) the period during which the Company is paying any amounts to the Executive hereunder or otherwise providing benefits to the Executive.
     Section 9.04. THE EXECUTIVE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE OR SHE POSSESSES AT THE TIME OF COMMENCEMENT OF EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT HIM OR HER, IN THE EVENT OF TERMINATION OF HIS OR HER EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION OF SECTION 8 OR 9 HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON-COMPETITOR.

     Section 10. Remedies. It is specifically understood and agreed that any breach of the provisions of Section 8 or 9 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated. Neither the right to obtain such relief nor the obtaining of such relief shall be exclusive or preclude the Company from any other remedy.
     Section 11. Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
     Section 12. Notices. All notices hereunder, to be effective, shall be in writing and shall be delivered by hand or mailed by certified mail, postage and fees prepaid, as follows:

If to the Company:	Life of the South Corporation 100 West Bay Street PO Box 44130 Jacksonville, Florida 32231-4130 Facsimile No: (904) 354-4525 Attention: Chief Executive Officer

With a copy to:	Summit Partners, L.P. 222 Berkeley Street 18th Floor Boston, MA 02116 Facsimile No.: (617) 824-1100 Attention: J.J. Kardwell

With a copy to:	Weil, Gotshal & Manges LLP 100 Federal Street, 34th Floor Boston, MA 02110 Facsimile No.: (617) 772-8333 Attention: Steven M. Peck

If to the Executive:	Robert S. Fullington 6114 NW 60th Place Gainesville, Florida 32653 Facsimile No.: (352) 336-6419

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 12.
     Section 13. Miscellaneous.
     Section 13.01. Amendment. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.
     Section 13.02. Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of any such successor in interest to the Company. Neither this Agreement nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. This Agreement shall not be terminated by the merger or consolidation of the Company with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company to any other person, corporation, firm or entity. However, all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs or representatives.
     Section 13.04 Waiver of Breach. A waiver by the Company or the Executive of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.
     Section 13.05. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements among the parties. Notwithstanding the foregoing, the provisions of Section 7.8 of the Merger Agreement are not superseded by this Agreement and are in addition to those contained in Section 9 herein.
     Section 13.06 Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to the Executive hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.
     Section 13.07. Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.
     Section 13.08. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.
     Section 13.09. Governing Law. This Agreement shall be construed under and enforced in accordance with the internal laws of the State of Florida.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.

LIFE OF THE SOUTH CORPORATION
By:	/s/ W. Dale Bullard
Name:	W. Dale Bullard
Title:	E.V.P.

/s/ Robert S. Fullington
Robert S. Fullington

Execution Draft
Schedule A
Annual Bonus Parameters
The Executive shall be entitled to an Annual Bonus based on the achievement of certain EBITA (as defined below) targets by the Company, as follows:
The EBITA target for the fiscal year ending December 31, 2007 (the “2007 Target EBITA”) is $20.3 million.

Percent of 2007 Target	Bonus Available as Percent of
EBITA	Base Salary
Less than 95%	0%
95%	17%
100%	32.5%
125%	65%
150%	97.5%
Above 152%	100%
Any level of Company performance which falls between two specific points set forth in the above charts under “Percent of 2007 Target EBITA” shall entitle Executive to receive a percentage of Base Salary determined on a straight-line basis between two such points.
For each fiscal year after the fiscal year ending December, 2007, the Annual Bonus shall be based on the percent growth over the prior year’s EBITA as follows:

Percent Growth Over Prior	Bonus Available as Percent of
Year’s EBITA	Base Salary
Less than 10%	0%
10%	17%
15%	32.5%
44%	65%
At or above 75%	100%
Any level of Company performance which falls between two specific points set forth in the above charts under “Percent Growth Over Prior Year’s EBITA” shall entitle Executive to receive a percentage of Base Salary determined on a straight-line basis between two such points.
Notwithstanding the foregoing, if actual EBITA in any fiscal year after the fiscal year ending December 31, 2007 is not equal to or greater than the amount indicated for such fiscal year below, then no Annual Bonus shall be paid to the Executive for that fiscal year:

Fiscal Year Ending	EBITA
December 31, 2008	$21.21 million
December 31, 2009	$23.33 million
December 31, 2010	$25.67 million

Fiscal Year Ending	EBITA
December 31, 2011	$28.24 million
December 31, 2012	$31.06 million (increasing 10% each year thereafter)
For purposes of calculating any Annual Bonus, EBITA for any fiscal year is defined as consolidated net income of the Company after adding back interest expense, income tax expense and amortization and, for any fiscal year, after taking into account any bonuses paid to any executive of the Company, including the Annual Bonus. The Executive shall only be eligible to receive the Annual Bonus if he is employed by the Company on December 31 of the year for which the Annual Bonus is to be paid. For the sake of clarity, EBITA will fully take into account and be burdened by all bonuses paid to any executive of the Company, including the Annual Bonus. The 2007 EBITA target will be adjusted to reflect transaction expenses associated with the consummation of the transactions contemplated by the Merger Agreement and discontinued Selling Shareholder Expenses (as defined in the Merger Agreement).

Execution Draft
Exhibit 1
Form of Release